Exhibit 10.5(a)

799 West Coliseum Way
Midvale, Utah 84047

April 1, 2018

Dear Greg,

We are pleased to offer you the position of Chief Financial Officer with Overstock.com as specified in this letter. Overstock.com will secure its future success by continuing to attract talented and dedicated employees such as you.

The following is a summary of the terms of our employment offer:

Start Date: TBD
Employment Status: Full Time, Exempt
Compensation: $15,384.62 per pay period, ($400,000 annually)
In order to receive the full annual amount of $75,000, you must be employed for all 26 pay periods.
Relocation: Up to $75,000, substantiated by reasonable documentation, to be reimbursed to you, or paid directly to vendors as you prefer. Full amount must be returned to Overstock.com if you choose to leave before completing 12 months of employment, or are terminated for cause. You may also choose to accept a one-time lump sum of $75,000 in the form of a sign-on bonus, the full amount of which is also subject to being returned if you choose to leave before completing 12 months of employment, or are terminated for cause.
Restricted Stock Units: We will propose to our Board of Directors that you receive 20,000 restricted stock units ("RSUs") of Overstock.com, Inc. which will be subject to the Board's approval in its discretion, and the terms of the Overstock.com Equity Incentive Plan (EIP) including its applicable vesting periods. Consistent with the EIP you may be eligible for additional RSU's to be approved by the Board in its discretion.
Paid Time Off: 20 days per year
Report to: Initially during a short transition period to our current SVP of Finance and Risk Management, Rob Hughes, then to our CEO Patrick Byrne
Department: Finance

You will also be eligible to participate in the following benefits effective the first of the month following your first day of employment.

Medical	Prepaid Legal Services
Dental	Basic Life and AD&D- Company Paid
Vision	Short/Long Term Disability- Company Paid
Supplemental Life and AD&D	Employee Assistance Program (EAP)- Company Paid
Voluntary Accident, Critical illness, Hospital Indemnity	Employee Wellness
Flexible Spending Accounts (FSA)	Club O Gold
Health Savings Account (HSA)

You will be eligible to participate in the Overstock.com 401(k) Plan according to the table below.

Contribution Type	Age requirement	Service Requirement	Entry Date
Traditional 401(k) and Roth 401(k)	21	1 month(s)	First day of each month

Overstock.com is an at-will employer. Nothing in this offer shall limit the right of Overstock.com or yourself to terminate the employment relationship. This offer is conditioned upon: our satisfaction with the results of a background check of credit, criminal, educational or other information, and upon your establishing residency in the State of Utah within the first 30 days of your Start Date.

Please sign below and return this document via Adobe Sign. If you have any questions please contact your recruiter. We look forward to working with you.

Sincerely,                     I accept the above terms of employment,

/s/ GREGORY J. IVERSON	4/1/2018
Gregory Iverson	Date

Gaurav Valani
Head of Talent

CONFIDENTIAL - PROPERTY OF OVERSTOCK.COM the existence and terms of this letter and all related communications are confidential and intended only for your personal and family consideration.